Appendix A

TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN

THE TRUST AND HC CAPITAL SOLUTIONS, AN OPERATING DIVISION OF

HIRTLE CALLAGHAN & CO., LLC

This Agreement applies to the following Portfolios of HC Capital Trust:

1.	The Institutional Value Equity Portfolio
2.	The Institutional Growth Equity Portfolio
3.	The Institutional Small Capitalization – Mid Capitalization Equity Portfolio
4.	The Real Estate Securities Portfolio
5.	The Commodity Returns Strategy Portfolio
6.	The ESG Growth Portfolio
7.	The Catholic SRI Growth Portfolio
8.	The Institutional International Equity Portfolio
9.	The Emerging Markets Portfolio
10.	The U.S. Government Fixed Income Securities Portfolio
11.	The Inflation Protected Securities Portfolio
12.	The U.S. Corporate Fixed Income Securities Portfolio
13.	The U.S. Mortgage/Asset Backed Fixed Income Securities Portfolio
14.	The Intermediate Term Municipal Bond II Portfolio

Effective March 11, 2015

Amended December 15, 2015 – Changed the name of The ESG Growth Portfolio to reflect the correct final name and added The Catholic SRI Growth Portfolio.